Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130567 and 333-129932) of Under Armour, Inc and its subsidiaries of our report dated March 10, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

Baltimore, Maryland

March 14, 2006